Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Announces Institutional

Investor Purchased Additional $15 Million of

Convertible Preferred Stock and Warrants to

Purchase Common Stock

SEATTLE, WA, July 31, 2012—Cell Therapeutics, Inc. (“CTI”) (Nasdaq and MTA: CTIC) today announced that on July 30, 2012, it completed a registered offering to an institutional accredited investor (the “Initial Purchaser”) of an additional 15,000 shares of Series 15 Convertible Preferred Stock (the “Series 15-2 Preferred Stock”) convertible into 25,212,203 shares of its common stock with a conversion price of $0.59495 and warrants to purchase up to an aggregate of 16,808,135 shares of common stock with an exercise price of $0.61344 for gross proceeds of $15 million (the “Second Closing”) pursuant to the terms of a stock purchase agreement (the “Agreement”) that CTI entered into on May 28, 2012. The conversion price of the Series 15-2 Preferred Stock was calculated using the closing bid price of CTI’s common stock on July 27, 2012, plus a premium of $0.08375 per share. As previously announced, CTI completed the first closing of $20 million of Series 15 Convertible Preferred Stock on May 29, 2012.

CTI plans to use the net proceeds from the Second Closing to prepare for the commercial launch of Pixuvri™ in the European Union and for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications, the acquisition of complementary businesses, technologies or products and general working capital.

As of July 31, 2012, all 15,000 shares of the Series 15-2 Preferred Stock have been converted and the Initial Purchaser has received 25,212,203 shares of common stock issuable upon conversion. All of the warrants issued in the Second Closing are exercisable beginning on or after the date of issuance and expire five years after the date of issuance. If the stock price is less than the exercise price, the warrants may also be exchanged for shares based on a specified Black-Scholes value formula subject to certain limitations. CTI may instead elect to pay all or some of such value in cash. If CTI elects not to pay in cash, is unable to issue sufficient shares without shareholder approval and has not obtained shareholder approval within 90 days after an exchange notice is received, CTI will issue a note for the unpaid portion of the value payable one year thereafter.

CTI paid Halcyon Cabot Partners, Ltd. a placement agent fee of 5% of the gross proceeds received in the Second Closing.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with market conditions, that CTI may not use the net proceeds of the Second Closing as expected, as well as risks related to developments in the biopharmaceutical industry, the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs of developing, producing and selling CTI’s drug candidates, that CTI may not be able to successfully implement its plans, strategies and objectives related to the development of the acquired compounds, the risk that CTI may not be able to sustain its current cost controls, and the risk that CTI may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling its drug candidates. Further risks and uncertainties include CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to further reduce its operating expenses, that CTI will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors